Exhibit 10.1

                               [GRAPHIC OMITTED]



                               LETTER OF EXTENSION
                               -------------------

                                                                  July 24, 2007
Myer-Emco, Inc.
Attn: Jon Meyer
203 Edison Park Drive
Gaithersburg, MD. 20878


Re: Stock Purchase Agreement, dated May 7, 2007; Further Letter of Extension ("Further Extension Letter")

Dear Jon:

     Reference is made to that certain (i) Stock Purchase Agreement, dated May 7, 2007 (the "Agreement"), by and among, Myer--Emco, Inc., a District of Columbia corporation ("Myer-Emco"), Jonathan N. Meyer ("Meyer"), Edward M. Meyer and the stockholder signatories thereto (each a "Seller" and collectively, the "Sellers") and Harvey Electronics, Inc., a New York corporation (the "Company") and (ii) Letter of Extension ("Extension Letter"), dated June 7, 2007, by and among Myer-Emco, Meyer and the Company pursuant to which Meyer-Emco, Meyer and the Company extended the date upon which the Agreement may be terminated pursuant to Section 10.1(d) of the Agreement from June 7, 2007 to July 23, 2007 (the "Extended Termination Date") by payment by the Company of $300,000 (the "First Extension Fee") to Myer-Emco made pursuant to Section 10.1(d) of the Agreement. Pursuant to this Further Extension Letter, Myer-Emco, Meyer and the Company hereby agree to further extend the date upon which the Sellers, Myer-Emco or the Company may terminate the Agreement pursuant to 10.1(d) from the Extended Termination Date to August 10, 2007, in consideration of the Company's covenants, waivers and acknowledgements contained herein and the Company hereby agreeing to pay Myer-Emco as provided below, an amount not to exceed $50,000 (the "Second Extension Fee") in respect of legal and accounting fees reasonably incurred by Myer-Emco and/or the Sellers in connection with effecting the transactions contemplated by the Agreement (the "Transactions") to the extent such fees exceed the amount of the First Extension Fee (the "Additional Transaction Fees").

     The Second Extension Fee shall be paid to Myer-Emco immediately upon the earlier of (a) notice from the Company indicating that it has determined not to proceed with the Transactions, (b) the Company, Sellers or Myer-Emco exercising their termination rights under Section 10.1(d), or (c) Sellers or Myer-Emco exercising their termination rights under Section 10.1(b). Payment shall be made within five (5) business days of presentation by Myer-Emco of copies of invoices for the Additional Transaction Fees.

     The Company agrees, in order to secure its obligations under this Further Extension Letter, that, within five (5) business days of the date of hereof, it shall deposit $50,000 into an escrow account of Reed Smith LLP to be held in escrow for the benefit of the Sellers (the "Escrow Deposit") in satisfying its obligations to pay the Second Extension Fee under this Further Extension Letter. The Company, Myer-Emco and Meyer hereby agree that the Second Extension Fee shall not be payable in the event the Closing occurs, and upon the Closing, the Escrow Deposit shall be refunded to the Company.

     The Sellers also hereby further acknowledge and agree that the First Extension Fee has been paid in full, and was applied to payment of its legal fees and other professional expenses related to the Transactions and the Agreement. The Company hereby further acknowledges and agrees that the First Extension Fee shall not be credited towards the Purchase Price and that under no circumstances shall the Company, or any party claiming by or through the Company, seek or be entitled to recovery or repayment of the First Extension Fee. The Company consents to the distribution by Myer-Emco of an amount equal to the First Extension Fee to the shareholders of Myer-Emco.

     The Company hereby acknowledges and agrees that Myer-Emco and the Sellers have complied in all material respects with their obligations under the Agreement and that the delay in satisfying the conditions to Closing under the Agreement has resulted from the Company's inability to secure the Financing (as defined in Section 7.4 of the Agreement) and is not due to any fault or failure to perform of Myer-Emco or the Sellers. The Company hereby consents to the transfer by Edward Meyer of his voting shares of Myer-Emco to Jonathan Meyer in consideration for an equal number of non-voting shares of Myer-Emco stock.

     The Company shall provide Myer-Emco and the Sellers notice of the scheduled Closing Date no later than five (5) business days in advance thereof.

     This Further Extension Letter shall be governed by and construed in accordance with the internal laws of the State of New York without regard to provisions thereof relating to conflicts of law, and each of the parties hereto consents to in personam jurisdiction by the courts of the State of New York, located in New York County, with respect to any matters arising from or out of this Further Extension Letter or the rights, obligations or transactions contemplated hereby.

     This Further Extension Letter and the Agreement constitutes the entire agreement between the parties, superseding all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof.

     This Further Extension Letter may be executed in two or more counterparts, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute but one agreement binding upon all of the parties hereto.

     Capitalized terms used in this Further Extension Letter that are not otherwise defined herein, shall have the meaning ascribed to them in the Agreement.


                                       Very truly yours,

                                       HARVEY ELECTRONICS, INC.


                                       By:/s/ D. Andrew Stackpole
                                          ---------------------------
                                       Name:  D. Andrew Stackpole
                                       Title: Chairman
ACCEPTED AND AGREED TO:
----------------------

MYER-EMCO, INC.

By:/s/ Jonathan N. Meyer
   -----------------------------------------
Name:    Jonathan N. Meyer
Title:   Chief Executive Officer

Date: July 24, 2007

JONATHAN N. MEYER, in his capacity as a Seller

/s/ Jonathan N. Meyer
--------------------------